For Release: Immediate	NEWS	Contact: Mark A. Featherstone Vice President and Chief Financial Officer 610-832-4160

QUAKER CHEMICAL ANNOUNCES SECOND QUARTER 2010 RESULTS

•	Q2 2010 EPS of $0.80 vs. $0.29 in Q2 2009
•	First half 2010 EPS of $1.64 vs. $0.29 in the first half of 2009
•	Net debt-to-total capital ratio under 20%
•	$15.1 million of operating cash flow generated in Q2 2010

July 28, 2010

CONSHOHOCKEN, PA - Quaker Chemical Corporation (NYSE:KWR) today announced second quarter 2010 net sales of $136.0 million and earnings per diluted share of $0.80, compared to net sales of $102.3 million and earnings per diluted share of $0.29 for the second quarter of 2009.  For the first half of 2010, the Company reported net sales of $264.3 million and earnings per diluted share of $1.64, compared to net sales of $200.8 million and earnings per diluted share of $0.29 for the first half of 2009.

Michael F. Barry, Chairman, Chief Executive Officer and President, commented, “Our strong second quarter earnings and EBITDA generation were driven by high steel industry shipments in China, Brazil, India and Russia and continued recovery of industrial demand in North America and Europe.  Our balance sheet was also strengthened as we reduced our net debt-to-capital ratio to its lowest point since 2003.”

Mr. Barry added, “We are on track to generate record earnings for 2010.  Our expectations for the second half are that our earnings will continue to be strong but will be below the first half due to a softening in demand and the lag effect on margins as we recover higher raw material costs.”

Mr. Barry continued, “We are pleased with our progress in 2010 in a number of ways.  Besides our strong results, we lowered our debt, raised our dividend, made a small, but strategic, acquisition, and amended our credit facility for lower interest costs, an extended maturity date and greater borrowing capacity.  Over the next few years, we believe Quaker is positioned well for solid growth.  Our strong positions in the fastest growing countries like China, Brazil and India, as well as the gradual rebound in the more mature markets such as the U.S. and Europe, is expected to provide us with broad-based organic growth in all regions and businesses.  In addition, our strong balance sheet will allow us to invest in our key growth initiatives and grow via acquisition for the right opportunities.”

Second Quarter 2010 Summary

Net sales for the second quarter were $136.0 million, up 33% from $102.3 million for the second quarter of 2009.  The increase in net sales was a result of double-digit volume increases across the globe as the Company continues to recover from the economic downturn.  Product volumes increased 42%, partially offset by a 5% decline in selling price and mix, as well as lower automotive chemical management services (“CMS”) revenue due to lower revenue reported on a gross basis.  On a sequential quarterly basis, product volumes increased by approximately 7%.

Gross margin was up $12.5 million, or 35%, compared to the second quarter of 2009 as a result of increased volumes.  The gross margin percentage increased slightly compared to the second quarter of 2009, but decreased 1.2 percentage points from the first quarter of 2010.  The Company is implementing price increases to help offset higher raw material costs where necessary.

Selling, general and administrative expenses (“SG&A”) increased $6.1 million, or 21%, compared to the second quarter of 2009.  Higher selling costs with increased business activity, as well as increased incentive compensation and professional fees, were the primary drivers, representing 70% of the increase.  Inflationary and other costs accounted for the remainder of the increase.

The Company incurred charges related to the former CEO’s supplemental retirement plan of approximately $1.2 million in the second quarter of 2009 and expects to incur a final charge of $1.3 million later in 2010.

The increase in other income is due to higher license fees from increased business activities, as well as foreign exchange rate gains in the second quarter of 2010 versus losses in the second quarter of 2009.  The decrease in net interest expense is due to lower average debt balances as well as higher interest income.

Year-to-Date Summary

Net sales for the first half of 2010 were $264.3 million, up 32% from $200.8 million for the first half of 2009.  As with the quarterly comparison, the increase in net sales was a result of higher volumes across the globe as the Company continues to recover from the economic downturn.  Product volumes increased 39%, partially offset by a 5% decline in selling price and mix.  Foreign exchange rates increased revenues by approximately 4%, which were more than offset by lower automotive CMS revenue due to lower revenue reported on a gross basis.

Gross margin increased $31.1 million, or 48%, compared to the first half of 2009 largely as a result of increased volumes.  The gross margin percentage of 36.3% represents considerable improvement over the first half of 2009 percentage of 32.2%.  The margin expansion was the result of cost reduction actions taken, a more favorable year-to-date raw material cost environment and reduced automotive CMS revenues reported on a gross basis.

SG&A increased $13.0 million, or 23%, compared to the first half of 2009.  Higher selling costs with increased business activity, as well as increased incentive compensation and professional fees, were the primary drivers, representing 74% of the increase.  Inflationary and other costs as well as foreign exchange rates accounted for the remainder of the increase.

In the first quarter of 2009, the Company implemented a restructuring program totaling $2.3 million or approximately $0.14 per diluted share.  The Company completed the initiatives under this program during 2009.

Other income for the 2010 period includes higher license fees from increased business activities as well as foreign exchange rate gains versus losses in the 2009 period, which offset a gain related to the disposition of land in Europe of approximately $0.11 per diluted share in 2009.  The decrease in net interest expense is due to lower average debt balances as well as higher interest income.

Equity in net income of associated companies includes a charge of approximately $0.03 per diluted share related to the first quarter 2010 devaluation of the Venezuelan Bolivar Fuerte.

Balance Sheet and Cash Flow Items

The Company’s net debt-to-total-capital ratio decreased to 19% as of June 30, 2010, compared to 24% at March 31, 2010.  Operating cash flow improved $15.1 million from the first quarter of 2010, as a result of strong earnings which in turn allowed the Company to reduce its debt levels during the second quarter.

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Forward-Looking Statements

This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements.  A major risk is that the Company’s demand is largely derived from the demand for its customers’ products, which subjects the Company to downturns in a customer’s business and unanticipated customer production shutdowns.  Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, and future terrorist attacks such as those that occurred on September 11, 2001.  Other factors could also adversely affect us. Therefore, we caution you not to place undue reliance on our forward-looking statements.  This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

Conference Call

As previously announced, Quaker Chemical's investor conference call to discuss second quarter results is scheduled for July 29, 2010 at 8:30 a.m. (ET).  A live webcast of the conference call, together with supplemental information, can be accessed through the Company's Investor Relations Web site at http://www.quakerchem.com.  You can also access the conference call by dialing 877-269-7756.

About Quaker

Quaker Chemical Corporation is a leading global provider of process chemicals, chemical specialties, services, and technical expertise to a wide range of industries – including steel, automotive, mining, aerospace, tube and pipe, coatings and construction materials.  Our products, technical solutions and chemical management services enhance our customers’ processes, improve their product quality and lower their costs.  Quaker’s headquarters is located near Philadelphia in Conshohocken, Pennsylvania.

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Quaker Chemical Corporation
Condensed Consolidated Statement of Income
(Dollars in thousands, except per share data)

	(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Net sales	$135,991	$102,335	$264,311	$200,842

Cost of goods sold	87,460	66,298	168,440	136,091

Gross margin	48,531	36,037	95,871	64,751
%	35.7%	35.2%	36.3%	32.2%

Selling, general and administrative expenses	35,118	29,050	68,787	55,747
Restructuring and related charges	-	-	-	2,289
CEO transition costs	-	1,193	-	1,193

Operating income	13,413	5,794	27,084	5,522
%	9.9%	5.7%	10.2%	2.7%

Other income, net	1,123	356	1,886	1,810
Interest expense, net	(1,043)	(1,318)	(2,170)	(2,407)
Income before taxes and equity in net income of associated companies	13,493	4,832	26,800	4,925

Taxes on income before equity in net income of associated companies	4,143	1,567	7,324	1,316
Income before equity in net income of associated companies	9,350	3,265	19,476	3,609

Equity in net income of associated companies	384	227	295	85

Net income	9,734	3,492	19,771	3,694

Less: Net income attributable to noncontrolling interest	581	258	1,199	458

Net income attributable to Quaker Chemical Corporation	$9,153	$3,234	$18,572	$3,236
%	6.7%	3.2%	7.0%	1.6%

Per share data:
Net income attributable to Quaker Chemical Corporation Common Shareholders - basic	$0.82	$0.29	$1.66	$0.29
Net income attributable to Quaker Chemical Corporation Common Shareholders- diluted	$0.80	$0.29	$1.64	$0.29

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Quaker Chemical Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands, except par value and share amounts)

	(Unaudited)

	June 30,	December 31,
	2010	2009
ASSETS

Current assets
Cash and cash equivalents	$27,606	$25,051
Construction fund (restricted cash)	-	2,358
Accounts receivable, net	114,595	108,793
Inventories, net	54,844	50,040
Prepaid expenses and other current assets	13,149	12,656
Total current assets	210,194	198,898

Property, plant and equipment, net	62,859	67,426
Goodwill	44,452	46,515
Other intangible assets, net	5,012	5,579
Investments in associated companies	9,317	8,824
Deferred income taxes	31,210	31,692
Other assets	46,282	39,537
Total assets	$409,326	$398,471

LIABILITIES AND EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$3,596	$2,431
Accounts and other payables	62,200	60,939
Accrued compensation	13,012	16,656
Accrued pension and postretirement benefits	4,682	4,717
Other current liabilities	18,174	15,224
Total current liabilities	101,664	99,967
Long-term debt	60,975	63,685
Deferred income taxes	8,443	8,605
Accrued pension and postretirement benefits	26,235	27,602
Other non-current liabilities	45,462	42,317
Total liabilities	242,779	242,176

Equity
Common stock, $1 par value; authorized 30,000,000 shares; issued 11,258,582 shares	11,259	11,086
Capital in excess of par value	32,798	27,527
Retained earnings	136,497	123,140
Accumulated other comprehensive loss	(20,070)	(10,439)
Total Quaker shareholders' equity	160,484	151,314
Noncontrolling interest	6,063	4,981
Total equity	166,547	156,295
Total liabilities and equity	$409,326	$398,471

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Quaker Chemical Corporation
Condensed Consolidated Statement of Cash Flows
For the six months ended June 30,
(Dollars in thousands)

	(Unaudited)
	2010	2009
Cash flows from operating activities
Net income	$19,771	$3,694
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	5,068	4,801
Amortization	462	522
Equity in net income of associated companies, net of dividends	(233)	(85)
Deferred compensation and other, net	(357)	(1,521)
Stock-based compensation	1,663	927
Restructuring and related charges	-	2,289
Gain on disposal of property, plant and equipment	(22)	(1,193)
Insurance settlement realized	(772)	(610)
Pension and other postretirement benefits	(2,227)	(3,799)
Increase (decrease) in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	(10,645)	13,498
Inventories	(7,181)	15,022
Prepaid expenses and other current assets	(1,641)	3,481
Accounts payable and accrued liabilities	6,409	(6,354)
Change in restructuring liabilities	-	(3,885)
Net cash provided by operating activities	10,295	26,787

Cash flows from investing activities
Capital expenditures	(3,468)	(5,078)
Payments related to acquisitions	-	(1,000)
Proceeds from disposition of assets	59	1,617
Insurance settlement received and interest earned	5,070	5,100
Change in restricted cash, net	(1,940)	(2,593)
Net cash used in investing activities	(279)	(1,954)

Cash flows from financing activities
Net increase (decrease) in short-term borrowings	1,263	(1,716)
Proceeds from long-term debt	-	1,584
Repayments of long-term debt	(2,614)	(17,252)
Dividends paid	(5,119)	(5,022)
Stock options exercised, other	1,663	262
Excess tax benefit related to stock option exercises	1,236	-
Distributions to noncontrolling shareholders	-	(90)
Net cash used in financing activities	(3,571)	(22,234)

Effect of exchange rate changes on cash	(3,890)	1,114
Net increase in cash and cash equivalents	2,555	3,713
Cash and cash equivalents at the beginning of the period	25,051	20,892
Cash and cash equivalents at the end of the period	$27,606	$24,605